Exhibit 99.1

August 15, 2018

Board of Directors

CoBiz Financial Inc.

1401 Lawrence St., Ste. 1200

Denver, CO 80202

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 17, 2018, to the Board of Directors of CoBiz Financial Inc. (“CoBiz”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of Bank of America Merrill Lynch, Financial Advisor to CoBiz”, “RISK FACTORS – Risks Related to the Merger and BOK’s Business upon Completion of the Merger”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the CoBiz Board of Directors and Reasons for the Merger”, “THE MERGER – Certain Unaudited Prospective Financial Information” and “THE MERGER – Opinion of CoBiz’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving CoBiz and BOK Financial Corporation (“BOK Financial”), which proxy statement/prospectus forms a part of BOK Financial’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH

       INCORPORATED